EXHIBIT 17.1



                                  Larry Creeger
                         11408 Orchard Park, Suite 311.
                              Geln Allen, VA 23059

April 4, 2005

CEO Channel.com, Inc.
c/o Pegasus Wireless Corp.
Freemont, CA

Gentlemen:

By this letter I appoint the following as the replacement Director and officers:

Alex Tsao, CEO and director
Jay Knabb, President
Stephen Durland, CFO

At which time I hereby resign as sole director and officer, due to the change in control of the Company. Thank you.


Sincerely,


/s/Larry Creeger
Larry Creeger